Exhibit 10.1

DEVON ENERGY CORPORATION

ANNUAL INCENTIVE COMPENSATION PLAN

Amended and Restated Effective as of January 1, 2017

1. Purpose of this Plan. The purpose of the Devon Energy Corporation Annual Incentive Compensation Plan (Amended and Restated Effective as of January 1, 2017) (the “Plan”) is to provide a link between compensation and performance, motivate Participants (as defined below) to achieve corporate performance objectives, and enable Devon Energy Corporation (the “Company”) to attract and retain high quality Eligible Employees (as defined below).

2. Definitions. As used herein, the following definitions shall apply:

(a) “Affiliated Entity” means any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest and (iii) an “affiliate” of the Company as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, in any case as determined by the Committee.

(b) “Board” means the Board of Directors of the Company.

(c) “Bonus” means a cash payment made pursuant to this Plan.

(d) “Change in Control” shall have the same meaning as set forth in the Company’s 2017 Long-Term Incentive Plan, dated effective as of June 7, 2017 (or any successor to that plan).

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board, or any successor committee thereto, and/or such other committee of the Board, sub-committee of the Committee, or officer of the Company as is appointed or designated by the Board or the Committee, as applicable, to administer this Plan (or any part hereof) or is otherwise identified in the Company’s corporate governance documents as being responsible for determining the compensatory arrangements of certain Eligible Employees; provided, however, that with respect to awards or payments hereunder intended to be Performance-Based Compensation, the Committee shall consist of two or more non-employee members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code; provided further, however, that with respect to Bonus awards that are not intended to be Performance-Based Compensation, to the extent permitted by the Committee’s charter, the powers and authority of the Committee under this Plan may be delegated to the Company’s Chief Executive Officer or other employee(s) and, in connection therewith, all references to the Committee in this Plan shall be deemed references to the Company’s Chief Executive Officer or such employee(s) as it relates to those aspects of this Plan that have been so delegated.

(g) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m) of the Code.

(h) “Director” means a member of the Board who is not an Employee.

(i) “Disability” means a “total and permanent disability,” as such term is defined in Section 22(e)(3) of the Code.

(j) “Eligible Employee” means any Employee who (i) holds the title or position of Executive Vice President or above or (ii) is an “officer” as such term is defined in Rule 16a-1(f) promulgated under Section 16 of the Exchange Act.

(k) “Employee” means any person who is in the employ of the Company, a subsidiary or an Affiliated Entity, subject to the control and direction of the Company, the subsidiary or the Affiliated Entity as to both the work to be performed and the manner and method of performance.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended

(m) “Participant” shall mean any Eligible Employee who receives an award under this Plan.

(n) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(o) “Performance Goal” means the goal(s) (or combined goal(s)), which may or may not be related to Performance-Based Compensation, as determined by the Committee to be applicable to a Participant’s Bonus award. As determined by the Committee, the Performance Goals applicable to a Bonus award may be described in terms of Company-wide objectives and/or objectives that are related to the performance of an individual Participant or of an Affiliated Entity, division, department or function within the Company or an Affiliated Entity in which the Participant is employed. Performance Goals may differ among Participants and Bonus awards.

(p) “Performance Period” means a fixed period established by the Committee with a minimum period of twelve (12) and over which the attainment of the Performance Goals applicable to a Bonus award, as set by the Committee, is to be measured.

3. Administration of this Plan.

(a) The Committee. This Plan shall be administered by the Committee.

(b) Powers of the Committee. Subject the provisions of this Plan (including any other powers given to the Committee hereunder), the Committee shall have the authority, in its discretion, to:

(i) establish the duration of each Performance Period;

(ii) select the Eligible Employees who are to be Participants in this Plan for such Performance Period;

(iii) determine the specific Performance Goal or Goals for each Performance Period and the relative weighting of those goals, establish one or more designated levels of attainment for each such goal and set the Bonus potential for each Participant at each corresponding level of attainment;

(iv) certify the level at which the applicable Performance Goal or Goals are attained for the Performance Period and determine, on the basis of that certification, the actual Bonus for each Participant in an amount not to exceed his or her maximum Bonus potential for the certified level of attainment;

(v) exercise discretionary authority, when appropriate, to reduce the actual Bonus payable to any Participant below his or her Bonus potential for the attained level of the Performance Goal(s) for the Performance Period;

(vi) construe and interpret the terms of this Plan and awards made under this Plan;

(vii) establish additional terms, conditions, rules or procedures for the administration of this Plan; provided, however, that no Bonus shall be awarded under any such additional terms, conditions, rules or procedures which are inconsistent with the provisions of this Plan; and

(viii) take such other action, not inconsistent with the terms of this Plan, as the Committee deems appropriate.

Subject to the provisions of this Plan, the Committee will have the authority and discretion to determine the extent to which awards under this Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to the applicable requirements relating thereto. Notwithstanding any provision of this Plan to the contrary, if an award under this Plan is intended to qualify as Performance-Based Compensation, and a provision of this Plan would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

The Committee is authorized to interpret this Plan, to adopt administrative rules, regulations, and guidelines for this Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in this Plan or in any award. All decisions and determinations by the Committee shall be final, conclusive and binding on the Company, its subsidiaries, Affiliated Entities, the Participants, and any other persons having or claiming an interest hereunder.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, members of the Committee or other persons who administer this Plan shall be defended and indemnified by the Company, to the extent permitted by law, on an after-tax basis against (i) all reasonable expenses (including attorneys’ fees) actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Bonus awarded hereunder and (ii) all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

4. Coverage. Eligible Employees may be included as Participants in this Plan, except to the extent the Committee may elect to exclude one or more Eligible Employees from participation in a designated Performance Period. Participation in this Plan in any one Performance Period does not entitle an individual to participate in future Performance Periods.

5. Terms and Conditions of Bonus Awards.

(a) Pre-Established Performance Goals. With respect to Bonuses that are intended to be Performance-Based Compensation, payment of such Bonuses shall be conditioned upon the attainment of one or more pre-established, objective Performance Goals over the designated Performance Period. The Committee shall establish such objective Performance Goal(s) with respect to each Participant in writing not later than (i) 90 days after the commencement of the Performance Period to which the Performance Goals relate or (ii) the date on which twenty-five percent (25%) of such Performance Period has been completed (or such other date as may be required or permitted under Section 162(m) of the Code), provided that the outcome of the Performance Goals must be substantially uncertain at the time of their establishment. Performance Goals with respect to Bonuses that are intended to be Performance-Based Compensation shall be based solely on one or more of the business criteria described in Section 6 hereof and shall be weighted, equally or in such other proportion as the Committee shall determine at the time such Performance Goals are established, for purposes of determining the actual Bonus amounts that may become payable upon the attainment of those goals. For each Performance Goal, the Committee may establish one or more designated levels of attainment and set the Bonus potential for each Participant at each designated performance level. Alternatively, the Committee may establish a linear formula for determining the Bonus potential at various points of Performance Goal attainment. Under no circumstances, however, shall the aggregate Bonus potential for any Participant for any Performance Period exceed the applicable maximum dollar amount set forth in Section 5(e).

(b) Committee Certification. As soon as administratively practicable following the completion of the Performance Period, and prior March 15 of the year following the year in which the Performance Period ends, the Committee shall certify in writing the actual levels at which the Performance Goal or Goals applicable to Performance-Based Compensation for that period have been attained and determine, on the basis of such certified levels, the actual Bonus amount to be paid to each Participant for that Performance Period. Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law. For purposes of this provision, and for so long as the Code permits, the minutes of the Committee meeting in which the certification is made may be treated as written certification.

(c) Committee Discretion. In determining the amount of the Bonus to be paid to a Participant, the Committee shall not award a Bonus that exceeds the Participant’s maximum Bonus potential for the certified level of attainment for each applicable Performance Goal relating to qualifying the award as Performance-Based Compensation. If the actual level of attainment is between two of the pre-designated performance levels, the Bonus amounts payable to a Participant will be interpolated on a straight-line basis between the two such levels. In addition, the Committee may, in its discretion, reduce or eliminate any Bonus that would otherwise be payable based on the certified level of attained performance of Performance Goals relating to qualifying the award as Performance-Based Compensation. In exercising its discretion to reduce the Bonus payable to any Participant in connection with the preceding sentence, the Committee may utilize any such objective or subjective criteria as the Committee deems appropriate in its sole and absolute discretion.

(d) Right to Receive Payment. The Committee shall not waive any Performance Goal applicable to a Participant’s Bonus award for a particular Performance Period, except, in the Committee’s sole discretion, in the event of the Participant’s death or Disability or a Change in Control.

(e) Individual Limitations on Awards. Notwithstanding any other provision of this Plan, the maximum amount of any Bonus paid to a Covered Employee under this Plan shall be limited to Six Million Dollars ($6,000,000) per each twelve (12)-month period (or portion thereof) included within the applicable Performance Period.

(f) Payment Date. Payment of Bonus amounts shall be made as soon as administratively practicable following the end of the applicable Performance Period, but in any event, no later than March 15 of the year following the year in which the Performance Period ends (such date, the “Payment Date”).

(g) Separation from Service Prior to End of Performance Period. Participants who cease Employee status prior to the last day of the Performance Period for any reason other than as provided below shall forfeit any and all right to payment under such Bonus and shall not be entitled to any Bonus payment for the applicable Performance Period. If, however, a Participant ceases Employee status prior to the last day of the Performance Period by reason of death or Disability or in connection with an involuntary reduction in force or the Participant’s retirement (in each case, as determined by the Committee in its sole discretion), then the Committee shall have complete discretion to award a full or pro-rated Bonus (reflecting the period of service prior to the ceasing of Employee status), based on the level at which the applicable Performance Goals are attained for the Performance Period.

(h) Deferral. If applicable, a Participant may defer any or all of an amount otherwise payable in connection with the payment of a Bonus in accordance with the provisions of the Company’s Non-Qualified Deferred Compensation Plan Amended and Restated Effective as of April 15, 2014 (or any successor plan) (the “Deferred Compensation Plan”) provided that: (i) the Participant makes such election by delivering to the Company written notice of such election, at such time and in such form as the Committee may from time to time prescribe in accordance with the deferral requirements set forth in Section 409A of the Code; (ii) such election is irrevocable; (iii) such deferred payment will be made in accordance with the provisions of such Deferred Compensation Plan; and (iv) the terms of the Deferred Compensation Plan and the election to defer under this Plan comply with Section 409A of the Code.

(i) Withholding Tax. The Company shall withhold from all Bonus amounts such amounts sufficient to satisfy federal, state, local and other applicable tax withholding obligations arising from or in connection with the Participant’s participation in this Plan, as well as such other deductions as may be authorized by the Participant or as required by applicable law.

6. Performance Goals.

(a) Permitted Criteria. With respect to Bonuses that are intended to be Performance-Based Compensation, Performance Goals established by the Committee must be based on any one of, or combination of, the following: earnings; earnings per share (actual or targeted growth); earnings before interest and taxes; pretax earnings before interest, depreciation, amortization, exploration and abandonment costs; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items or operating income; revenues; sales; debt level; cost reduction targets; interest-sensitivity gap levels; cash flow (including, but not limited to, cash flow before balance sheet changes, free cash flow, net cash flow, net cash flow before financing activities, cash flow from operations, increase in cash flow return); capital expenditures; weighted average cost of capital; debt/proved reserves; net income or gross income (including, but not limited to, income after capital costs and income before or after taxes); operating income; expense; working capital; operating or profit margin; pre-tax margin; contribution margin; return factors (including, but not limited to, return on equity, capital employed, or investment; risk adjusted return on capital; return on investors’ capital; return on average equity; return on assets; and return on net assets); book value; operating expenses (including, but not limited to lease operating expenses, severance taxes and other production taxes, gathering and transportation and general and administrative costs); unit costs; net borrowing, debt leverage levels, credit quality, or debt ratings; accomplishment of mergers, acquisitions, dispositions, or similar business transactions (including, but not limited to, acquisition goals based on value of assets acquired or similar objectives); debt to debt plus stockholder equity; debt to EBIT or EBITDA; interest coverage; total shareholder return; comparative shareholder return; market price per share; book value per share; net asset value per share; growth measures; debt to total capitalization ratio; asset quality levels; investments; economic value added; stock price appreciation; market capitalization; accounts receivables day sales outstanding; accounts receivables to sales; achievement of balance sheet or income statement objectives; market share; assets; asset sale targets; non-performing assets; satisfactory internal or external audits; improvement of financial ratings; charge-offs; regulatory compliance; employee retention/attrition rates; individual business objectives; risk management activities, corporate value measures which may be objectively determined (including ethics, compliance, environmental, diversity commitment, and safety); amount of oil, gas and/or other similar energy commodity reserves; costs of finding oil, gas and/or other similar energy commodity reserves; reserve replacement ratio, reserve additions, or other reserve level measures; drilling results; natural gas, and/or oil and/or other energy commodity production, production and reserve growth; implementation or completion of critical projects or processes; production volume; sales volume; production efficiency; inventory to sales; and inventory turns. Such Performance Goals may be measured not only in terms of the Company’s performance but also in terms of its performance relative to the performance of other entities or may be measured on the basis of the performance of any of the Company’s business units or divisions or any parent or subsidiary entity. Performance may also be measured on an absolute basis, relative to internal business plans, or based on growth. As may be applicable, they may also be measured in aggregate or on a per-share basis. Performance Goals need not be uniform as among Participants.

(b) Authorized Adjustments. To the extent permitted by Section 162(m) of the Code, in setting the Performance Goals with respect to Bonuses that are intended to be Performance-Based Compensation within the period prescribed in Section 5(a), the Committee may provide for appropriate adjustment as it deems appropriate, including, but not limited to, one or more of the following items: asset write-downs; litigation or claim judgments or settlements (including, without limitation, any tax settlement with a tax authority); the effect of changes in tax law, changes in accounting principles or other laws or principles affecting reported results; changes in commodity prices; currency fluctuations and/or foreign exchange gains or losses; severance, contract termination, and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; gains and losses in connection with the termination or withdrawal from a pension plan; expenses for productivity initiatives; items attributable to any stock dividend, stock split, combination or exchange or stock occurring during the performance period; stock compensation costs and other non-cash expenses; items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; financing activities; impairment charges related to goodwill or other intangible assets; unrealized gains or losses on investments in debt and equity securities; any gain or loss recognized as a result of derivative instrument transactions or other hedging activities; pension curtailment or settlement charges; any infrequent and/or non-recurring items as described in applicable Accounting Principles Board opinions or Financial Accounting Standards Board statements, in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to stockholders for the applicable year, including but not limited to acquisition or merger and integration costs and/or in a press release or conference call, publicly announced by the Company, relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period; and any other specified non-operating items as determined by the Committee in setting Performance Goals.

7. Effective Date and Term of Plan. This Plan was originally effective on January 1, 2012. This amended and restated Plan shall become effective January 1, 2017; provided, however, that the provisions of this amended and restated Plan with respect to Performance Goal(s) that are intended to qualify a Bonus as Performance-Based Compensation shall only become effective upon approval by the Company’s stockholders, and shall remain effective until the first stockholders’ meeting in 2022, subject to any further stockholder approvals (or re-approvals) mandated for Performance-Based Compensation under Section 162(m) of the Code, and further subject to the right of the Board to terminate this Plan as provided in Section 8.

8. Amendment, Suspension or Termination of this Plan. The Board may at any time amend, suspend or terminate this Plan; provided, however, that no such modification, amendment or termination shall be made without the consent of the Participant, if such action would materially impair the rights of such Participant to any Bonus that has been determined by the Committee to be due and owing to the Participant under this Plan, but not yet paid. Any and all actions permitted under this Section 8 may be authorized and performed by the Committee in its sole and absolute discretion.

Notwithstanding the foregoing or any provision of this Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of this Plan with Section 409A or Section 162(m) of the Code, the regulations promulgated thereunder or an exception thereto regardless of whether such modification, amendment, or termination of this Plan shall adversely affect the rights of a Participant under this Plan.

9. General Provisions.

(a) Transferability. No Participant in this Plan shall have the right to transfer, alienate, pledge or encumber his or her interest in this Plan, and such interest shall not (to the maximum permitted by law) be subject to the claims of the Participant’s creditors or to attachment, execution or other process of law. However, should a Participant die before payment is made of the actual Bonus to which he or she has become entitled under this Plan, then that Bonus shall be paid to the executor or other legal representative of his or her estate.

(b) No Rights to Employment. Neither the action of the Company in establishing or maintaining this Plan, nor any action taken under this Plan by the Committee, nor any provision of this Plan itself shall be construed so as to grant any person the right to remain in Employee status for any period of specific duration, and each Participant shall at all times remain an employee at-will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.

(c) Acknowledgement of Authority. All Bonuses shall be awarded conditional upon the Participant’s acknowledgement, by participation in this Plan, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such Bonus.

(d) Company Policies. All Bonuses under this Plan shall be subject to any applicable clawback or recoupment policy of the Company that is required by applicable law or any applicable securities exchange listing standards and/or that is otherwise adopted from time to time by the Board (or a committee designated by the Board). The Board (or a committee designated by the Board) shall have discretion with respect to any such clawback or recoupment policy to determine whether the Company shall effect any such recovery (i) by seeking repayment from the Employee, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, policy, program or arrangement) the amount that would otherwise be payable to the Employee under any compensatory plan, program or arrangement maintained by the Company, a parent or a subsidiary of the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise. By accepting awards under this Plan, Employees agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any such award or amounts paid under this Plan subject to clawback pursuant to such law, securities exchange listing standard or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any such award or amounts paid from an Employee’s accounts, or pending or future compensation or awards under this Plan.

(e) Unfunded Obligation. Employees eligible to participate in this Plan shall have the status of general unsecured creditors of the Company. Any amounts payable to such Employees pursuant to this Plan shall be unfunded and unsecured obligations for all purposes, including (without limitation) Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. Employees shall have no claim against the Company for any changes in the value of any assets that may be invested or reinvested by the Company with respect to this Plan.

(f) Reliance on Reports. Each member of the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its subsidiaries or Affiliated Entities and upon any other information furnished in connection with this Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

(g) Successors. The terms and conditions of this Plan, together with the obligations and liabilities of the Company that accrue hereunder, shall be binding upon any successor to the Company, whether by way of merger, consolidation, reorganization or other change in ownership or control of the Company.

(h) Section 162(m). It is intended that this Plan comply with the provisions of Section 162(m) with respect to Performance-Based Compensation awarded hereunder. Notwithstanding the foregoing, the Board, Committee and the Company reserve the right to make Performance Goal and payout determinations under this Plan that would result in an Eligible Employee receiving a Bonus that does not qualify as Performance-Based Compensation, notwithstanding the lack of deductibility with respect to such Bonus.

(i) Section 409A. This Plan is intended to comply with the short-term deferral rule set forth in the regulations under Section 409A of the Code in order to avoid application of Section 409A of the Code to this Plan. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, this Plan shall be administered so that such payments are made in accordance with the requirements of Section 409A of the Code. If an award is subject to Section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, and (iii) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any award granted under this Plan that is subject to Section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such award shall be postponed for six months following the date of the Participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder (and not excepted therefrom), the provisions of this Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

(j) Governing Law. The validity, construction, interpretation and effect of this Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(k) Disclaimer. Notwithstanding any provision of this Plan to the contrary, (a) none of the Company, the Board or the Committee warrants that any award under this Plan will qualify for favorable tax treatment under any provision of the federal, state, local or non-United States law; and (b) in no event shall any member of the Committee or the Board, or the Company (or its employees, officers, directors or affiliates) have any liability to any Employee (or any other person) due to the failure of this Plan to satisfy the requirements of Section 162(m) or 409A of the Code or any other applicable law for any tax, interest, or penalties the Employee might owe as a result of the grant, holding, vesting, exercise, or payment of any award under this Plan.